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                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-05535




Prospectus Supplement No. 6, dated February 4, 1998
         (To Prospectus dated April 1, 1997, as supplemented on April 29, 1997, May 15, 1997, August 20, 1997,
         November 12, 1997 and November 17, 1997)








                                   [AAI LOGO]



                       Applied Analytical Industries, Inc.

                                  Common Stock
                          (par value $0.001 per share)




         On February 4, 1998, the Company issued a press release. A copy of the press release is attached.

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FOR IMMEDIATE RELEASE        For:       Applied Analytical Industries, Inc.
---------------------
                             Contact:   Pamela Dietze
                                        Investor Relations Coordinator
                                        910.392.1606

                    APPLIED ANALYTICAL INDUSTRIES, INC. (AAI)
                   COMMENTS ON FOURTH QUARTER EARNINGS OUTLOOK

Wilmington, North Carolina. February 4, 1998. Applied Analytical Industries, Inc. (Nasdaq:AAII) Chairman and Chief Executive Officer, Dr. Fred Sancilio, announced in a letter to the shareholders today, that AAI's fourth quarter results are expected to reflect over 50% growth in revenues for its core fee-for-service business. In addition, the Company realized a substantial increase in licensing and royalty fees emanating from the Company's internal drug development program. Dr. Sancilio stated, "These successes have driven earnings per share for the fourth quarter to management's expected levels."

AAI's management team is looking forward to 1998 and is positioned to take advantage of a rapidly expanding market for services provided by the Company. Dr. Sancilio also stated that, "The demand for product licenses is healthy and the Company has successfully advanced the integration of its European operation, acquired in 1996. In addition, AAI will continue to grow both internally and through strategic acquisitions." Full year-end results are expected to be released in mid-February.

Founded eighteen years ago, AAI is a leading contract research and development organization (CRO) providing pharmaceutical product development and support services to the worldwide pharmaceutical and biotechnology industries. The Company offers scamless outsourcing as well as an integrated broad spectrum of pharmaceutical services. Additionally, AAI leverages its drug development expertise to generate licensing and royalty revenues by licensing internally developed drugs and drug technologies to pharmaceutical client companies worldwide.

Information contained in this press release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially, including without limitation, actual operational performance, variation in quarterly operating results, dependence on certain industries and clients, the Company's ability to attract and retain qualified management and operating staff, the ability to maintain large client contracts, the ability to identify and acquire other companies on favorable terms and other items that may cause the actual results to differ materially, which may be discussed in the Company's recent Form 10-Q filings, its registration statement on Form S-1, as amended, and other filings with the Securities and Exchange Commission.

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